Teton Energy Announces Sale of Piceance Basin Assets

DENVER, April 23, 2009. Teton Energy Corporation (“Teton”) (NASDAQ: TEC) announced today it has signed a Purchase and Sale Agreement for the sale of its 12.5 percent non-operated working interest position in the Piceance Basin in western Colorado to Puckett Land Company for $10.3 million before closing adjustments. The closing, which is subject to completion of due diligence, is anticipated to occur on or before May 22, 2009 with an effective date of January 1, 2009.

The sale represents approximately 4.1 million cubic feet per day equivalent (“MMcfed”) of net production related to the Piceance Basin as of December 2008 and includes net acreage of approximately 789 acres in the Garden Gulch development area in Garfield County, Colorado.

Karl Arleth, President and Chief Executive Officer, commented, “We have completed another step in the process of executing our strategy to divest our non-operated assets and strengthen our balance sheet. We now more closely control the rate of both capital and operating expenditures related to our assets after this transaction. Net proceeds from the transaction will be used to pay down debt on our bank credit facility.”

Company Description. Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Williston Basin in North Dakota, the Big Horn Basin in Wyoming and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements. This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. Teton’s disclosure reports are on file at the SEC and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Company contact:
Lonnie Brock
Executive Vice President and CFO
(303) 565-4600
lbrock@teton-energy.com
www.teton-energy.com